FOR IMMEDIATE RELEASE CONTACT: BRETT CHILES

(713) 529-0900

EQUUS TOTAL RETURN, INC. ANNOUNCES

FIRST QUARTER NET ASSET VALUE

HOUSTON, TX - May 15, 2008 - Equus Total Return, Inc. (NYSE: EQS) (the "Fund") reports net assets as of March 31, 2008, of $103.7 million, or $12.20 per share. Comparative data is summarized below (in thousands, except per share amounts):

For the Quarter Ended	March 31, 2008	December 31, 2007	September 30, 2007	June 30, 2007
Net assets	$103,661	$103,243	$87,862	$92,163
Shares outstanding	8,496	8,401	8,333	8,266
Net assets per share	$12.20	$12.29	$10.54	$11.15
Dividend per share	$0.158	$0.125	$0.125	$0.125

Significant events for the quarter were as follows:

  Entertainment. On January 3, 2008, the Fund made a $3.0 million mezzanine loan to 1848 Capital Partners LLC.

  Alternative Energy. On February 14, 2008, the Fund made a $5.0 million follow-on equity investment in Infinia Corporation. Based in Kennewick, WA, Infinia Corporation is a solar technology company currently seeking to commercialize its Infinia Solar System, a solar power generation product that converts concentrated solar energy into electricity.

  Revised Managed Distribution Policy. On February 19, 2008, the Fund revised its managed distribution policy to pay 10% of the Fund's market value based on the 2007 year-end closing price of $6.31. On March 31, 2008, in accordance with the revised managed distribution policy, the Fund paid a $0.158 per share dividend in the form of cash and stock.

  Sports and Leisure. On February 29, 2008, the Fund made a $1.0 million follow-on equity investment in Nickent Golf, Inc. ("Nickent"). Nickent is a definitive market leader in the rapidly growing and expanding, hybrid club segment of the golf industry and is an emerging leader in game-enhancement technology.

As of March 31, 2008, the Fund had approximately $22.8 million in cash. Approximately $14.7 million has been allocated for follow-on investments with $7.8 million, $3.5 million, and $3.4 million committed to RP&C International Investments LLC, Riptide Entertainment, LLC and HealthSPAC, LLC, respectively.

Equus Total Return, Inc. is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on Equus Total Return, Inc. may be obtained from the Equus website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund's filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.